Exhibit 99.1

CHAMPION ANNOUNCES RESULTS FOR FIRST QUARTER 2013 AND CHARGES

Huntington, WV- - Champion Industries, Inc. (OTCQB/CHMP) today announced a net loss from continuing operations of $(3.3) million or $(0.29) per share on a basic and diluted basis for the quarter ended January 31, 2013 compared to a net loss from continuing operations of $(83,000) or $(0.01) per share on a basic and diluted basis for the quarter ended January 31, 2012. The Company reported a net loss from discontinued operations for the quarter ended January 31, 2013 of $(291,000) compared to a net loss from discontinued operations for the quarter ended January 31, 2012 of $(3,000) or $(0.02) and $(0.00) on a basic and diluted per share basis.

The results for 2013 over 2012 reflected a substantial decrease in earnings, primarily as a result of pre-tax non-cash impairment charges associated with goodwill of $(2.2) million associated with the printing segment as well as higher interest costs primarily associated with the amortization of debt discount associated with warrants issued to the Company’s secured lenders.

Marshall T. Reynolds, Chairman of the Board and Chief Executive Officer of Champion, said, “Our results continue to be impacted by various non-cash events but we continue to generate positive cash flow from operating activities. If we examine our gross profit, which is a key starting point for profitability, our gross profit dollars were $6.7 million in first quarter 2013 and $8.1 million in first quarter 2012. However, this decrease was substantially offset by a reduction in SG&A expenses of $1.3 million. In other words, in spite of the numerous hurdles and challenges we have faced and actions we have taken in recent years, in the final analysis we were able to essentially hold our core business relatively stable in the first quarter of 2013. We intend to work with our secured creditors and advisors to address our debt maturities and liquidity to the best of our ability and if successful in stabilizing our funding platform going forward, we believe our core business has the opportunity to improve.”

The above-mentioned net (loss) figures resulted in basic and diluted loss per share from continuing operations of $(0.29) for the quarter ended January 31, 2013 compared with a loss of $(0.01) on a basic and diluted loss per share basis for the comparable quarter of 2012. The Company’s results in 2013 and in 2012 are reflective of a continuation of the most difficult operating environment the Company has ever faced, primarily within the printing segment and secondarily in the newspaper segment.

The Company experienced a decrease in sales for the quarter of $3.9 million, or 14.8%, from $26.5 million in 2012 to $22.6 million in 2013. The printing segment of the business reflected a sales decrease of $2.6 million or 18.1%, with the office products and office furniture segment showing an overall sales decrease of $1.0 million, or 12.0%.  The newspaper segment reported sales of $3.6 million in first quarter 2013 compared to $3.9 million in first quarter 2012, a decrease of $0.3 million or 8.3%. The sales compression experienced by the Company is partially attributable to the residual effect of the overall global economic crisis and the related impact on the core business segments in which the Company operates as well as the impact of certain restructuring initiatives, and is reflective of a continued difficult operating environment as well as macro industry dynamics within the newspaper segment.

At January 31, 2013 the Company had approximately $38.2 million of interest bearing debt, of which $35.3 million is syndicated (both totals net of unamortized debt discount of $0.9 million). Actual contractual syndicated debt is $36.1 million. The contractual syndicated debt has been reduced by approximately $49.7 million (excludes impact of deferred fee for Term Loan B) since inception of the debt, which resulted primarily from the acquisition of The Herald-Dispatch in September 2007. This represents a reduction of over 58.1% in a period slightly under 5.5 years. This debt was paid down during a significant economic downturn and severe secular decline within our printing and newspaper segments. The Company has achieved this debt reduction through a combination of earnings, cash flow, assets sales, equity additions and working capital management. The Company is subject to certain restrictive financial covenants requiring the Company to maintain certain financial ratios among other conditions. The Company was in compliance with these covenants at January 31, 2013. However, due to the short term nature of the credit expiration and the multitude of covenants we are required to comply with there is a high probability of default at or before March 31, 2013 and our ability to operate as a going concern is dependent on our ability to address our current credit situation.

Champion is a commercial printer, business forms manufacturer and office products and office furniture supplier in regional markets east of the Mississippi. Champion also publishes The Herald-Dispatch daily newspaper in Huntington, WV with a total daily and Sunday circulation of approximately 22,000 and 28,000, respectively. Champion serves its customers through the following companies/divisions: Chapman Printing (West Virginia and Kentucky); Stationers, Champion Clarksburg, Capitol Business Interiors, Garrison Brewer, Carolina Cut Sheets, U.S. Tag and Champion Morgantown (West Virginia); Champion Output Solutions (West Virginia); Smith & Butterfield (Indiana and Kentucky); Champion Graphic Communications (Louisiana); Blue Ridge Printing (North Carolina) and Champion Publishing (WV, Kentucky and Ohio).

Certain Statements contained in the release, including without limitation statements including the word “believes”, “anticipates,” “intends,” “expects” or words of similar import, constitute “forward-looking statements” within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Champion Industries, Inc. and Subsidiaries
Summary Financial Information (Unaudited)

	Three months ended January 31,
	2013	2012
Printing	$11,849,000	$14,462,000
Office products & office furniture	7,209,000	8,191,000
Newspaper	3,552,000	3,873,000
Total revenues	$22,610,000	$26,526,000

Net (loss) from continuing operations	$(3,251,000)	$(83,000)

Net (loss) from discontinued operations	$(291,000)	$(3,000)

Net (loss)	$(3,542,000)	$(86,000)

Per share data:
Net (loss) from continuing operations
Basic and Diluted	$(0.29)	$(0.01)

Net (loss) from discontinued operations
Basic and Diluted	$(0.02)	$(0.00)

Total (loss) per common share
Basic and Diluted	$(0.31)	$(0.01)

Weighted average shares outstanding:
Basic and Diluted	11,300,000	11,300,000

	As of January 31, 2013	As of October 31, 2012
	(in millions)

Current assets	$22.1	$23.1
Total assets	$43.8	$48.0
Current liabilities	$46.1	$46.7
Total liabilities	$48.7	$49.3
Shareholders’ (deficit)	$(4.9)	$(1.4)

Contact: Todd R. Fry, Chief Financial Officer at 304-528-5492